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                                                                  Exhibit (e)(1)
                              ELECTION OF DIRECTORS


Nominees and directors

  Nominees of the Board of Directors for election at the 2001 annual meeting.

William E. Kirwan             Director since 1998                         Age 63


  Dr. Kirwan has been president of The Ohio State University since 1998. From 1989 to 1998, Dr. Kirwan was president of the University of Maryland. Dr. Kirwan has also been a director of Columbia Gas since September 1998 and a director of Wendy's International, Inc. since 2001.

Beth M. Pritchard             Director since 1995                         Age 54


  Ms. Pritchard has been President and Chief Executive Officer of Bath & Body Works, Inc. ("Bath & Body Works") since November 1993, and assumed such position with Intimate Brands in 1995. Ms. Pritchard also has served as Chief Executive Officer of Victoria's Secret Bath and Fragrance from June 1996 to March 1998. For approximately one and one-half years prior to assuming her position with Bath & Body Works, Ms. Pritchard held the position of Executive Vice President and General Manager at Bath & Body Works. From 1991 until 1993, she was Executive Vice President at Express, a business operated by The Limited. Ms. Pritchard is also a director of Borders Group, Inc.

Leslie H. Wexner              Director since 1995                         Age 63


  Mr. Wexner has been Chairman of the Board and Chief Executive Officer of Intimate Brands since 1995. Mr. Wexner has been Chief Executive Officer of The Limited since he founded The Limited in 1963 and has been Chairman of the Board of Directors of The Limited for more than five years. Mr. Wexner is also a director of Hollinger International, Inc. and Hollinger International Publishing, Inc.


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  Directors whose terms continue until the 2002 annual meeting.

Roger D. Blackwell            Director since 1995                         Age 60


  Dr. Blackwell has been a Professor of Marketing at The Ohio State University since 1965 and is also President and Chief Executive Officer of Roger Blackwell Associates, Inc., a marketing consulting firm in Columbus, Ohio. Dr. Blackwell is also a director of Airnet Systems, Inc., Anthony & Sylvan Pools Corporation, Applied Industrial Technologies, Inc., The Banc Stock Group, The Flex-Funds, Frontstep, Inc. and Max & Erma's Restaurants, Inc.

Grace A. Nichols              Director since 1995                         Age 54


  Ms. Nichols has been President and Chief Executive Officer of Victoria's Secret Stores, Inc. ("Victoria's Secret Stores") since January 1991, and assumed such position with Intimate Brands in 1995. Prior to her position as President, Ms. Nichols held the position of Executive Vice President, General Merchandise Manager from 1988 to 1991 and Vice President, General Merchandise Manager from 1986 to 1988 at Victoria's Secret Stores.

Donald B. Shackelford         Director since 1995                         Age 68


  Mr. Shackelford has been Chairman of the Board of Fifth Third Bank, Central Ohio, a banking business, since 1998. Mr. Shackelford was Chairman of the Board and Chief Executive Officer of State Savings Bank from 1972 to 1998. He was Chairman of the Board and Chief Executive Officer of State Savings Co. for five years ending in 1997. Mr. Shackelford is also a director of Fifth Third Bancorp., The Limited and Progressive Corporation.

  Directors whose terms continue until the 2003 annual meeting.

E. Gordon Gee                 Director since 1995                         Age 57


  Dr. Gee has been Chancellor of Vanderbilt University since August 1, 2000. Dr. Gee was the President of Brown University from 1998 to 2000. Dr. Gee was also President of The Ohio State University from 1990 to 1997. Dr. Gee is a director of Allmerica Financial, Dollar General Corporation, The Limited, Hasbro, Inc. and Massey Energy Company.

Donna A. James                Director since 2001                         Age 43


  Ms. James has been Executive Vice President and Chief Administrative Officer of Nationwide, an insurance and financial services organization, since 2000. Ms. James has been with Nationwide since 1981 and has held a range of executive positions for more than five years. Ms. James is also a director of Villanova Capital, Inc. Ms. James was appointed to the Board on March 23, 2001.


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